Exhibit 99.2

Benefitfocus, Inc. 843-284-1052 ext. 6907 pr@benefitfocus.com Investor Relations: ICR for Benefitfocus, Inc. Brian Denyeau 646-277-1251 brian.denyeau@icrinc.com

Benefitfocus Appoints Rosetta Stone CEO Steve Swad to its Board of Directors

Charleston, S.C. – December 16, 2013 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading provider of cloud-based benefits software solutions, today announced the appointment of independent director Stephen M. Swad to its Board of Directors.

Mr. Swad brings to the Benefitfocus Board over 25 years of experience as a business leader in both consumer and B2B settings. He is currently the President and Chief Executive Officer of Rosetta Stone Inc. (NYSE: RST), whose innovative, technology-driven language and literacy solutions are used by millions of individuals and thousands of schools, businesses and government organizations around the world. A Rosetta Stone director since 2012, Mr. Swad was previously the company’s Chief Financial Officer. With expertise in the areas of technology, education, media, corporate finance and accounting, he was named one of 2013’s Top 100 CEO Leaders in science, technology, engineering and math by STEMConnector.

Prior to joining Rosetta Stone, Mr. Swad served as Executive Vice President and Chief Financial Officer of Comverse Technology, Inc. and Executive Vice President and Chief Financial Officer of the Federal National Mortgage Association (Fannie Mae). Previously, he held various senior-level financial management positions at AOL, Time Warner and its subsidiaries. A former partner at KPMG LLP, Mr. Swad has also served as a Deputy Chief Accountant at the U.S. Securities and Exchange Commission. He holds a B.A. in Business Administration from the University of Michigan and is a Certified Public Accountant.

“We are excited to welcome Steve to the Benefitfocus Board,” said Mason Holland, Executive Chairman of the Board. “We look forward to his contributions as Benefitfocus continues to innovate within its industry and grow as a public company.”

Mr. Swad’s appointment to the Board increases the number of Benefitfocus directors to seven. Mr. Swad will chair the Benefitfocus Board’s Compensation Committee and serve as a member of its Audit Committee.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT), is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers and brokers. Benefitfocus serves more than 20 million consumers on its platform that consists of an integrated portfolio of products and services enabling clients to more efficiently shop, enroll, manage and exchange benefits information. With a user-friendly interface and consumer-centric design, the Benefitfocus Platform provides one place for consumers to access all their benefits. Benefitfocus solutions support the administration of all types of benefits, including core medical, dental, and other voluntary benefits plans as well as wellness programs. For more information, visit www.benefitfocus.com.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the fact that the Company has only been publicly traded since September 2013; the immature and volatile market for our products and services; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to compete effectively; our ability to maintain our culture and recruit and retain qualified personnel; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec.cfm or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Source: Benefitfocus, Inc.